Exhibit 99.1

Highpower International Reports Financial Results

For the Third Quarter and Nine Months Ended September 30, 2015

Company to Hold Conference Call on Thursday, November 12, 2015 at 10:00 a.m. Eastern Time / 7:00 a.m. Pacific Time

SAN FRANCISCO, USA and SHENZHEN, CHINA–November 12, 2015 - Highpower International, Inc. (NASDAQ: HPJ), a developer, manufacturer, and marketer of lithium and nickel-metal hydride (Ni-MH) rechargeable batteries, and a battery management systems and battery recycling provider, today announced its financial results for the third quarter and nine months ended September 30, 2015.

2015 Third Quarter Operating and Financial Highlights (all results are compared to prior year period)

•	Net sales were $37.6 million compared to $44.5 million.
•	Lithium battery net sales were $17.0 million compared to $21.1 million. Nickel-metal hydride (Ni-MH) net sales were $20.1 million compared to $22.5 million.
•	Gross margin was 19.2% compared to 21.1%.
•	EBITDA was $3.9 million, an increase of 52.3%, from $2.6 million; Adjusted EBITDA was $3.6 million compared to $4.0 million.
•	Net income attributable to the Company was $1.9 million, or $0.13 per diluted share, an increase of 122.3% from net income of $874,167, or $0.06 per diluted share; non-GAAP net income attributable to the Company was $1.6 million, or $0.10 per diluted share, compared to $2.3 million, or $0.15 per diluted share.
•	Highpower International expects its total net sales for the full year of 2015 to be between $142.0 million and $146.0 million and both GAAP and non-GAAP net income to be between $4.0 and 5.0 million.

Management Commentary

Mr. George Pan, Chairman and CEO of Highpower International, commented, “We were pleased to remain profitable and grow EBITDA during the period despite an overall challenging environment of China’s economic slowdown and pricing pressure from competition and the decline in commodity prices. We continue to see newer electronic products and modern wearable devices being introduced to the market, with demand for more robust rechargeable batteries. In the meantime, lower commodity prices, especially in the oil industry, have created a challenging environment for clean energy related industries. The recent devaluation of the Chinese currency RMB also affected our US dollar denominated sales numbers. We remain confident in growing our business in the long term.”

2015 Third Quarter Financial Review

Net Sales

Net sales for the third quarter ended September 30, 2015 were $37.6 million compared to $44.5 million for the same period in 2014. The decrease of 15.6% in net sales compared to the same period in 2014 was due to a $4.1 million decrease in net sales of lithium batteries, a $2.3 million decrease in net sales of Ni-MH batteries and a $0.5 million decrease in revenue of the new material business.

Net sales for the nine months ended September 30, 2015 were $108.3 million, a decrease of 3.1%, compared to $111.8 million for the same prior year period. The decrease was due to a $6.5 million decrease in net sales of Ni-MH batteries and a $0.9 million decrease in revenue from new material business, which was offset by a $3.9 million increase in net sales of lithium batteries. The increase in lithium battery sales in the nine months ended September 30, 2015 was primarily attributable to the growth in global demand for mobile and portable products, and electrical buses in China.

Gross Profit

For the third quarter ended September 30, 2015, the Company’s gross profit was $7.2 million compared to $9.4 million for the same period in 2014.

For the nine months ended September 30, 2015, the Company’s gross profit was $21.3 million compared to $23.1 million for the same period in 2014.

Gross Margin

Gross margin was 19.2% for the third quarter ended September 30, 2015 compared to 21.1% for the same period in 2014.

Gross margin for the nine months ended September 30, 2015 was 19.7% compared to 20.6% for the same period in 2014. The decrease of gross profit and gross margin was due to decrease in the average selling price of products because of competition and lower commodity prices.

Net sales by geography are as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales
China Mainland	39.7%	31.5%	44.5%	43.3%
Asia, others	34.7%	39.7%	32.4%	28.6%
Europe	22.4%	23.5%	18.5%	21.4%
North America	2.5%	4.8%	3.9%	6.0%
Others	0.7%	0.5%	0.7%	0.7%
Total:	100.0%	100.0%	100.0%	100.0%

Research and Development (R&D)

R&D expenses were $2.0 million, or 5.2% of net sales, for the third quarter ended September 30, 2015 compared to $2.1 million, or 4.6% of net sales, for the same period in 2014.

For the nine months ended September 30, 2015, R&D expenses were $5.6 million, or 5.2% of net sales, compared to $5.8 million, or 5.2% of net sales, for the same period in 2014.

Selling & Distribution

Selling and distribution expenses were $1.7 million, or 4.6% of net sales, for the third quarter ended September 30, 2015, compared to $1.7 million, or 3.8% of net sales, for the same period in 2014.

For the nine months ended September 30, 2015, selling and distribution expenses were $5.1 million, or 4.7% of the net sales, compared to $4.8 million, or 4.3% of net sales, for the same period in 2014.

2

General & Administrative

General and administrative expenses were $3.3 million, or 8.8% of net sales, for the third quarter ended September 30, 2015, compared to $3.3 million, or 7.4% of net sales, for the same period in 2014.

For the nine months ended September 30, 2015, general and administrative expenses were $9.7 million, or 9.0% of net sales, compared to $10.2 million, or 9.1% of net sales, for the same period in 2014.

Net Income

For the third quarter of 2015, net income attributable to the Company was $1.9 million, or $0.13 per diluted share based on 15.1 million weighted average diluted shares outstanding, an increase of 122.3% compared to net income of $874,167, or $0.06 per diluted share based on 15.6 million weighted average diluted shares outstanding in the prior year period. Non-GAAP net income attributable to the Company was $1.6 million, or $0.10 per diluted share, compared to a non-GAAP net income of $2.3 million, or $0.15 per diluted share, in the prior year period.

For the nine months ended September 30, 2015, net income attributable to the Company was $3.7 million, or $0.24 per diluted share based on 15.4 million weighted average diluted shares outstanding, an increase of 390.6% compared to net income of $751,516, or $0.05 per diluted share based on 15.0 million weighted average diluted shares outstanding in the prior year period. Non-GAAP net income attributable to the Company was $3.3 million, or $0.21 per diluted share, compared to a non-GAAP net income of $3.0 million, or $0.20 per diluted share, in the prior year period.

EBITDA

EBITDA for the third quarter ended September 30, 2015 improved to $3.9 million from $2.6 million in the prior year period. EBITDA for the first nine months of 2015 increased 60.1% to $8.5 million from $5.3 million for the nine months ended September 30, 2014.

A table reconciling EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to the appropriate GAAP measure is included with the Company’s financial information below.

Balance Sheet Highlights

	September 30,	December 31,
($ in millions, except per share data)	2015	2014
	(Unaudited)
	$	$
Cash and Cash Equivalents	$7.9	$14.6
Restricted cash	$12.4	$15.4
Total Current Assets	$85.4	$89.2
Total Assets	$142.1	$146.2

Total Current Liabilities	$97.7	$101.4
Total Liabilities	$98.3	$104.4

Shareholders’ Equity	$43.8	$41.8
Total Liabilities and Shareholders’ Equity	$142.1	$146.2
Book Value Per Share	$2.90	$2.77

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Outlook for 2015

Based on the recent economic slowdown and continued downward pressure for global commodity prices, and the depreciation pressure of RMB versus USD exchange rate, the Company expects its total net sales for the full year of 2015 to be between $142.0 million and $146.0 million, and both GAAP and non-GAAP net income to be between $4.0 and 5.0 million .

Chairman Pan concluded, “Based on the current impact of the short-term pricing pressures, we have realigned our expectations for Highpower for the year. We revised our 2015 net sales and non-GAAP net income guidance to take account of the aforementioned change, but still feel confident in achieving our previously announced net income bottom line guidance. We are focused on optimizing our customer base and seeking new business opportunities with multi-national customers. We feel that Highpower is well positioned as we enter 2016.”

Conference Call Details

The Company announced that it will discuss financial results in a conference call on Thursday, November 12, 2015 at 10:00 a.m. Eastern Time / 7:00a.m. Pacific Time to discuss these results.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-3108
Live Participant Dial In (International):	201-493-6797

To listen to the live webcast, please go to at www.highpowertech.com and click on the conference call link, or go to: http://highpowertech.equisolvewebcast.com/q3-2015. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call. The Company will also have an accompanying slide presentation available in PDF format on its homepage prior to the conference call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower’s target customers are Fortune 500 companies and top 10 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Use of Non-GAAP Measures

The Company has supplemented its reported GAAP (generally accepted accounting principles) financial information with non-GAAP measures. EBITDA was derived by taking earnings before interest expense (net), taxes, depreciation and amortization. Adjusted EBITDA and Non-GAAP (adjusted) net income or (loss) exclude stock-based compensation expense. Adjusted EBITDA, as defined above, may not be similar to Adjusted EBITDA measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. The Company believes these non-GAAP measures are useful to investors as they provide a basis for evaluating the Company's operating results in the ordinary course of its operations.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with, and not in lieu of, the corresponding GAAP measures. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP.

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Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; adverse economic conditions in China that may affect exchange rates and pricing of our products; our dependence on the growth in demand for portable electronic devices and energy storage systems and transportation products and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery products, including our lithium products; our ability to successfully develop products for and penetrate the electric transportation market; our ability to successfully commercialize portable energy storage systems in the international market by the end of year and our ability to continue R&D development to keep up with technological changes. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Henry Sun

CFO

+86-755-8968-6521

ir@highpowertech.com

INVESTOR RELATIONS:

The Equity Group Inc.

In China

Katherine Yao, Senior Associate

+86-10-6587-6435

kyao@equityny.com

In U.S.

Adam Prior, Senior Vice President

+1 (212) 836-9606

aprior@equityny.com

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HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Stated in US Dollars except Number of Shares)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Net sales	37,556,826	44,474,560	108,330,275	111,769,510
Cost of sales	(30,340,151)	(35,069,440)	(86,994,126)	(88,703,954)
Gross profit	7,216,675	9,405,120	21,336,149	23,065,556

Research and development expenses	(1,963,690)	(2,056,045)	(5,635,308)	(5,844,962)
Selling and distribution expenses	(1,712,303)	(1,697,674)	(5,108,589)	(4,822,560)
General and administrative expenses	(3,295,815)	(3,295,262)	(9,744,336)	(10,178,838)
Foreign currency transaction gain (loss)	1,458,363	(15,369)	1,902,220	334,326
Gain (loss) on derivative instruments	-	59,785	-	(56,349)
Total operating expenses	(5,513,445)	(7,004,565)	(18,586,013)	(20,568,383)

Income from operations	1,703,230	2,400,555	2,750,136	2,497,173

Gain (loss) on change of fair value of warrant liability	510,553	(1,286,335)	941,685	(1,211,787)
Other income	154,904	590,117	742,051	1,493,491
Interest expenses	(246,563)	(458,534)	(790,681)	(1,528,077)
Income before taxes	2,122,124	1,245,803	3,643,191	1,250,800

Income taxes expenses	(270,622)	(439,659)	(194,206)	(628,872)
Net income	1,851,502	806,144	3,448,985	621,928

Less: net loss attributable to non-controlling interest	(91,843)	(68,023)	(238,126)	(129,588)
Net income attributable to the Company	1,943,345	874,167	3,687,111	751,516

Comprehensive income
Net income	1,851,502	806,144	3,448,985	621,928
Foreign currency translation (loss) income	(2,024,906)	19,368	(2,023,640)	(341,754)
Comprehensive (loss) income	(173,404)	825,512	1,425,345	280,174

Less: comprehensive loss attributable to non-controlling interest	(133,677)	(67,486)	(278,226)	(140,213)
Comprehensive (loss) income attributable to the Company	(39,727)	892,998	1,703,571	420,387

Income per share of common stock attributable to the Company
- Basic	0.13	0.06	0.24	0.05
- Diluted	0.13	0.06	0.24	0.05

Weighted average number of common stock outstanding
- Basic	15,101,679	15,052,158	15,098,479	14,632,491
- Diluted	15,148,887	15,590,142	15,367,542	15,045,776

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HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars except Number of Shares)

	September 30,	December 31,
	2015	2014
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash and cash equivalents	7,910,185	14,611,892
Restricted cash	12,424,799	15,396,827
Accounts receivable, net	36,175,692	32,316,607
Notes receivable	1,902,394	621,110
Prepayments	4,243,902	3,283,520
Other receivables	743,714	665,828
Inventories	21,992,983	22,268,069

Total Current Assets	85,393,669	89,163,853

Property, plant and equipment, net	50,187,438	50,437,718
Land use right, net	4,081,797	4,305,317
Intangible asset, net	562,500	600,000
Deferred tax assets	1,877,181	1,647,184

TOTAL ASSETS	142,102,585	146,154,072

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	36,921,440	44,562,647
Deferred income	1,080,230	1,887,409
Short-term loan	15,167,241	15,195,040
Notes payable	34,429,238	29,903,248
Other payables and accrued liabilities	6,655,287	5,896,547
Income taxes payable	1,601,146	1,968,656
Current portion of long-term loan	1,889,615	1,959,248

Total Current Liabilities	97,744,197	101,372,795

Warrant Liability	125,989	1,067,674
Long-term loan	472,404	1,959,247

TOTAL LIABILITIES	98,342,590	104,399,716

COMMITMENTS AND CONTINGENCIES	-	-

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HIGHPOWER INTERNATIONAL, INC.AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Stated in US Dollars except Number of Shares)

	September 30,	December 31,
	2015	2014
	(Unaudited)
	$	$
EQUITY
Stockholders’ equity
Preferred stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)	-	-

Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 15,101,679 shares issued and outstanding at September 30, 2015 and 15,084,746 shares issued and outstanding at December 31, 2014)	1,510	1,508
Additional paid-in capital	11,110,723	10,530,430
Statutory and other reserves	3,611,501	3,611,501
Retained earnings	24,362,131	20,675,021
Accumulated other comprehensive income	3,645,117	5,628,657

Total equity for the Company’s stockholders	42,730,982	40,447,117

Non-controlling interest	1,029,013	1,307,239

TOTAL EQUITY	43,759,995	41,754,356

TOTAL LIABILITIES AND EQUITY	142,102,585	146,154,072

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HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	Nine months ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net income	3,448,985	621,928
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,038,596	3,161,384
Allowance for doubtful accounts	1,132	103
Loss on disposal of property, plant and equipment	145,572	346,866
Gain on derivative instruments	-	67,748
Deferred income tax	(294,943)	(830,413)
Share based payment	535,761	1,064,969
(Gain) loss on change of fair value of warrant liability	(941,685)	1,211,787
Changes in operating assets and liabilities:
Accounts receivable	(4,671,730)	(4,404,612)
Notes receivable	(1,339,122)	(1,453,621)
Prepayments	(1,102,578)	448,249
Other receivable	(104,336)	339,411
Inventories	(530,357)	(989,237)
Accounts payable	(6,233,405)	10,701,057
Deferred income	242,683	1,635,985
Other payables and accrued liabilities	981,979	(920,591)
Income taxes payable	(305,698)	777,753
Net cash flows (used in) provided by operating activities	(6,129,146)	11,778,766

Cash flows from investing activities
Acquisitions of plant and equipment	(7,250,757)	(5,864,112)
Net cash flows used in investing activities	(7,250,757)	(5,864,112)

Cash flows from financing activities
Proceeds from short-term bank loans	11,325,212	15,821,648
Repayment of short-term bank loans	(10,916,379)	(35,934,559)
Repayment of long-term bank loans	(1,456,099)	(1,463,605)
Proceeds from notes payable	49,315,315	34,246,949
Repayment of notes payable	(43,573,196)	(32,308,636)
Proceeds from exercise of employee options	44,534	-
Proceeds from issuance of capital stock, net	-	4,633,164
Change in restricted cash	2,491,383	12,900,973
Net cash flows provided by (used in) financing activities	7,230,770	(2,104,066)
Effect of foreign currency translation on cash and cash equivalents	(552,574)	18,757
Net (decrease) increase in cash and cash equivalents	(6,701,707)	3,829,345
Cash and cash equivalents - beginning of period	14,611,892	7,973,459
Cash and cash equivalents - end of period	7,910,185	11,802,804

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	794,846	681,533
Interest expenses	822,257	1,489,796
Non-cash transactions
Accounts payable for construction in progress	-	648,385
Reduction of property, plant and equipment cost by realizing deferred income	976,301	669,995

9

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

(Stated in US Dollars)

Reconciliation of Net Income to EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net income (loss) attributable to the Company	1,943,345	874,167	3,687,111	751,516
Non-GAAP Net Income (1)	1,556,249	2,309,227	3,281,187	3,028,272

Interest expenses, net	224,991	166,573	567,823	759,073
Income tax expenses	270,622	439,659	194,206	628,872
Depreciation and Amortization	1,502,901	1,107,898	4,038,596	3,161,384

EBITDA	3,941,859	2,588,297	8,487,736	5,300,845
Non-GAAP EBITDA(2)	3,554,763	4,023,357	8,081,812	7,577,601

(1)	See table below for reconciliation of net income (loss) attributable to the Company to Non-GAAP net income attributable to the Company.

(2)	Excludes share-based compensation expense and gain on change of fair value of warrant liability as set forth in the following table.

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HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

(Stated in US Dollars except Number of Shares)

Reconciliation of Net Income (Loss) Attributable to the Company to Non-GAAP Net Income Attributable to the Company

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net income (loss) attributable to the Company	1,943,345	874,167	3,687,111	751,516
Stock-based compensation expense	123,457	148,725	535,761	1,064,969
Gain on change of fair value of warrant liability	(510,553)	1,286,335	(941,685)	1,211,787
Non-GAAP net income attributable to the Company	1,556,249	2,309,227	3,281,187	3,028,272

Basic net income (loss) per share of common stock attributable to the Company	0.13	0.06	0.24	0.05
Stock-based compensation expense	0.01	0.01	0.04	0.07
Gain on change of fair value of warrant liability	(0.04)	0.08	(0.06)	0.09
Non-GAAP income per share of common stock attributable to the Company	0.10	0.15	0.22	0.21

Diluted net income (loss) per share of common stock attributable to the Company	0.13	0.06	0.24	0.05
Stock-based compensation expense	0.01	0.01	0.03	0.07
Gain on change of fair value of warrant liability	(0.04)	0.08	(0.06)	0.08
Non-GAAP income per share of common stock attributable to the Company	0.10	0.15	0.21	0.20

Weighted average number of common shares outstanding
-Basic	15,101,679	15,052,158	15,098,479	14,632,491
-Diluted	15,148,887	15,590,142	15,367,542	15,045,776

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